Exhibit 99.1

SORL Auto Parts Reports Increases in Earnings per Share and Net Sales in the Third Quarter Results of 2016

ZHEJIANG, China, November 14, 2016 -- SORL Auto Parts, Inc. (NASDAQ: SORL) ("SORL" or the "Company"), a leading manufacturer and distributor of automotive brake systems as well as other key safety-related auto parts in China, announced today its unaudited financial results for the third quarter and nine-month periods ended September 30, 2016.

Third Quarter 2016 Financial Highlights

•	Net Sales increased by 23.0% to $61.9 million in the third quarter of 2016 compared to $50.3 million in the third quarter of 2015;

•	Gross margin for the third quarter of 2016 was 30.1%, compared with a gross margin of 28.0% for the same period of 2015;

•	Net Income attributable to stockholders rose by 55.4% to $3.2 million from $2.0 million in the third quarter of 2015; basic and diluted earnings per share were $0.17 in the third quarter of 2016 compared with $0.11 in the third quarter of 2015;

•	Cash and cash equivalents at September 30, 2016 were $7.5 million with working capital of $97.3 million;

•	Annual guidance was increased to net sales of approximately $255 million and net income of approximately $14.5 million.

Mr. Xiaoping Zhang, SORL's Chairman and Chief Executive Officer, stated, "We are pleased to report strong third quarter results with continued growths in both top line and bottom line, despite the ongoing slower growth of the Chinese economy. Led by renewed growth in Chinese truck OEM segments, our sales to OEM, aftermarket and international markets all posted growths as our broad portfolio of advanced products is driving higher volumes. We expanded market share as our growth outpaced the 14.1% rise in commercial vehicle production and 6.1% increase in commercial vehicle sales during the third quarter.”

“Our successful new product roll-out, stringent cost controls, improved inventory balancing and increased production efficiencies enabled us to maintain our market leading gross margins at 30%. Our ongoing focus on innovative products whether in the traditional truck segment or in the electric vehicle area, continues to propel our growth and set us apart in an industry experiencing technological change, and customers are increasingly demanding more advanced products,” Mr. Zhang concluded.

Third Quarter 2016 Financial Performance

Net sales for the third quarter of 2016 increased 23.0% to $61.9 million from $50.3 million in the third quarter of 2015. Revenues from the Company's domestic OEM customers increased 38.4% to $27.8 million from $20.1 million in the third quarter of 2015. Sales from China's domestic aftermarket increased 16.6% to $17.9 from $15.3 million in the third quarter of 2015. Revenues from international markets rose 8.8% to $16.2 million from $14.9 million in the third quarter of 2015, mainly due to the Company’s growing global customer base.

SORL’s commercial vehicle brake sales increased 26.2% to $51.0 million and represented 82.4% of total sales in the third quarter of 2016. The sales of passenger vehicle brake systems increased by 10.0%, to $10.9 million, which accounted for 17.6% of the total sales for the third quarter of 2016.

Gross profit for the third quarter of 2016 grew 31.9% to $18.6 million compared with $14.1 million for the third quarter of 2015. Gross margin for the third quarter of 2016 was 30.1%, compared with a gross margin of 28.0% in the same quarter of 2015, which is primarily due to a shift in product mix to higher margin products during the third quarter of 2016.

Operating expenses increased to $15.4 million in the third quarter of 2016, from $12.7 million in the third quarter of 2015. As a percentage of revenue, operating expenses were 24.9% in the third quarter of 2016, compared with 25.3% in the third quarter of 2015. The increase in operating expenses was primarily due to higher selling and distribution expenses related to higher net sales. The decline in operating expenses as a percentage of revenue was primarily due to higher net sales.

•	Selling and distribution expenses rose to $7.9 million from $4.8 million in the same quarter of 2015. As a percentage of revenue, selling and distribution expenses were 12.8% compared with 9.6% of quarterly revenues in the same quarter of 2015. The increase in selling and distribution expenses was primarily the result of higher freight, packaging expenses and salaries as unit volume rose during the third quarter of 2016.

•	General and administrative ("G&A") expenses for the third quarter of 2016 declined by 12.5% to $4.9 million, or 7.9% of revenue, compared with $5.6 million, or 11.2% in the third quarter of 2015. The decline in G&A expenses and G&A expenses as a percentage of revenue was mainly due to a decrease in allowance for doubtful accounts during the third quarter of 2016.

•	Research and development ("R&D") expenses were $2.4 million in the third quarter of 2016 compared with $2.3 million in the third quarter of 2015. As a percentage of revenue, R&D was 3.9% in the third quarter of 2016, compared with 4.5% of revenue in the third quarter of 2015. The Company continues to develop new, higher-margin, electronically controlled products, and upgrade the Company's traditional brake products, to capture greater market share.

Other operating income was $0.3 million for the three months ended September 30, 2016, as compared to $0.07 million for the third quarter of 2015, an increase of $0.23 million. The increase was mainly due to higher sales of raw material scrap in the third quarter of 2016.

Interest expenses decreased by 46.0% to $214,974 in the third quarter of 2016 compared to $395,121 in the third quarter of 2015. Decreased interest expenses were mainly due to a lower interest rate and a smaller average amount of loans outstanding during the third quarter of 2016.

Income before provision for income taxes rose 39.4% to $4.0 million for the third quarter of 2016 as compared with $2.8 million for the third quarter of 2015. The increase in income before taxes was primarily due to higher gross profit and higher other operating income. Pretax income margin was 6.4% in the third quarter of 2016, compared with 5.7% in the third quarter of 2015.

The provision for income taxes was $0.4 million, in the third quarter of 2016 and 2015. The tax rate was 11.0% in the third quarter of 2016 compared with 15.0% for the third quarter in 2015.

Net income attributable to stockholders for the third quarter of 2016 increased 55.4% to $3.2 million, or $0.17 per basic and diluted share, compared with $2.0 million, or $0.11 on per basic and diluted share, in the third quarter of 2015.

Nine-Month 2016 Financial Performance

Net sales for the first nine months of 2016 increased 17.0% to $189.3 million from $161.8 million for the first nine months of 2015. Revenues from the Company's China OEM customers increased by 24.6% to $92.7 million from $74.4 million in the same period in 2015. Revenues from China's domestic aftermarket increased 19.7% to $49.9 million from $41.7 million in the first nine months of 2015. Revenues from international markets increased 2.2% to $46.7 million from $45.7 million in the first nine months of 2015.

SORL’s commercial vehicle brake sales increased 18.3% to $154.3 million and represented 81.5% of total sales in the first nine months of 2016. The sales of passenger vehicle brake systems increased by 11.4%, to $35.0 million, which accounted for 18.5% of the total sales for the first nine months of 2016.

Gross profit for the first nine months of 2015 increased 23.0% to $55.7 million from $45.3 million in the same period in 2015. Gross margin for the first nine months of 2016 increased to 29.4% from 28.0% for the first nine months of 2015.

Operating income for the first nine months of 2016 increased to $12.5 million from $8.6 million in the same period in 2015. Operating margin was 6.6% for the first nine months of 2016 compared to 5.3% in first nine months of 2015.

Net income attributable to stockholders for the first nine months of 2016 was $10.9 million, or $0.57 per basic and diluted share, compared with $7.4 million, or $0.38 per basic and diluted share, in the same period in 2015.

Balance Sheet

As of September 30, 2016 the Company had cash and cash equivalents of $7.5 million. Inventories were reduced to $63.9 million from $73.7 million as of December 31, 2015. Deposits received from customers increased 17.7% to $23.6 million from $20.0 million at December 31, 2015. There were no long-term liabilities as of September 30, 2016. Total stockholders' equity was $159.2 million at September 30, 2016. The Company had working capital of $97.5 million at September 30, 2016 with the current ratio of 2.7:1.

Cash-flow from operating activities for the first nine months of 2016 was $3.3 million. The increase of net sales in the first nine months of 2016 affected our cash-flow from operating activities. Capital expenditures were $12.3 million in the first nine months of 2016.

Business Outlook

Management has increased its guidance for fiscal year 2016 to net sales of approximately $255 million and net income attributable to common stockholders of approximately $14.5 million. These targets are based on the Company's current views on the operating and market conditions, which are subject to change.

Conference Call

Management will host a conference call on Monday, November 14, 2016 at 8:00 A.M. EST/ 9:00 P.M. Beijing Time to discuss its 2016 third quarter and nine months results. Listeners may access the call by dialing U.S. toll free number +1-877-407-0778 and +1-201-689-8565 for international callers, and Mainland China toll free +86-400-1202-840. A live web cast of the conference call will also be available at http://www.sorl.cn.

A replay of the call will be available shortly after the conference call through 11:59 P.M. EST on December 14, 2016, or 12:59 P.M. Beijing Time on December 15, 2016. The replay dial-in numbers are: U.S. toll free number +1-877-481-4010 or the international number +1-919-882-2331; using Conference ID "10128" to access the replay.

About SORL Auto Parts, Inc.

 As a global tier one supplier of brake and control systems to the commercial vehicle industry, SORL Auto Parts, Inc. is the market leader for commercial vehicles brake systems, such as trucks and buses in China. The Company distributes products both within China and internationally under the SORL trademark. SORL is listed among the top 100 auto component suppliers in China, with a product range that includes 65 categories with over 2000 specifications in brake systems and others. The Company has four authorized international sales centers in UAE, India, the United States and Europe. SORL is working to establish a broader global sales network. For more information, please visit http://www.sorl.cn.

Safe Harbor Statement

This press release may include certain statements that are not descriptions of historical facts, but are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of forward-looking terminology such as "expects," "anticipates," "believes," "targets," "goals," "projects," "intends," "plans," "seeks," "estimates," "may," "will," "should" or similar expressions. For example, when the Company describes the evaluation of the preliminary non-binding proposal letter, it is using forward-looking statements. These forward-looking statements may also include statements about the Company's proposed discussions related to its business or growth strategy, which are subject to change. Such information is based upon expectations of the Company's management that were reasonable when made, but may prove to be incorrect. All of such assumptions are inherently subject to uncertainties and contingencies beyond the Company's control and upon assumptions with respect to future business decisions, which are subject to change. The Company does not undertake to update the forward-looking statements contained in this press release. These risks and uncertainties may include, but are not limited to general political, economic and business conditions which may impact the demand for commercial vehicles or passenger vehicles in China and the other significant markets where the Company's products are sold, uncertainty regarding such political, economic and business conditions, trends in consumer debt levels and bad debt write-offs, general uncertainty related to possible recessions, natural disasters, the political stability of China and the impact of any of those events on demand for commercial or passenger vehicles, changes in consumer confidence, new product development and introduction, competitive products and pricing, seasonality, availability of alternative sources of supply in the case of the loss of any significant supplier or any supplier's inability to fulfill the Company's orders, cost of labor and raw materials, the loss of or curtailed sales to significant customers, the Company's dependence on key employees and officers, the ability to secure and protect trademarks, patents and other intellectual property rights, potential effects of competition in the Company's business, the dependency of the Company upon the normal operation of its sole manufacturing facility, potential effect of the economic and currency instability in China and countries to which the Company sold its products, the ability of the Company to successfully manage its expenses on a continuing basis, the continued availability to the Company of financing and credit on favorable terms, business disruptions, disease, general risks associated with doing business in China or other countries including, without limitation, foreign trade policies, import duties, tariffs, quotas, political and economic stability, and the other factors discussed in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. For additional information regarding known material factors that could cause the Company's results to differ from its projected results, please see its filings with the SEC, including its Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K. Copies of filings made with the SEC are available through the SEC's electronic data gathering analysis retrieval system (EDGAR) at http://www.sec.gov.

Contact Information

Raymond Lin
+86.181.5771.6556
+86.577.6581.7721
ljf@sorl.com.cn

Phyllis Huang
+86.151.6770.5972
+86.577.6581.7721
phyllis@sorl.com.cn

Investor Relations
+1.646.726.6511
sorl@compassbell.com

- Tables follow –

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Balance Sheets

September 30, 2016 and December 31, 2015

	September 30, 2016		December 31, 2015
	(Unaudited)
Assets
Current Assets
Cash and cash equivalents	US$	7,489,967	US$	30,230,828
Net accounts receivable, including $1,224,333 and $0 accounts receivable from related party at September 30, 2016 and December 31, 2015, respectively.		84,491,142		71,823,328
Bank acceptance notes from customers		44,328,289		22,870,791
Short term investments		-		61,007,709
Inventories		63,879,154		73,661,860
Prepayments		8,720,473		3,350,607
Prepaid capital lease interest		6,991		93,458
Restricted cash		4,938,600		785,999
Other current assets, net		1,548,764		1,241,864
Deferred tax assets		4,041,524		2,909,729
Total Current Assets		219,444,904		267,976,173

Property, plant and equipment, net		52,087,620		37,561,905
Land use rights, net		8,686,365		13,232,149
Intangible assets, net		14,711		23,854
Security deposits on lease agreement		855,714		1,759,975
Total Non-Current Assets		61,644,410		52,577,883
Total Assets	US$	281,089,314	US$	320,554,056

Liabilities and Equity
Current Liabilities
Accounts payable and bank acceptance notes to vendors, including $5,582,717 and $1,133,537 due to related parties at September 30, 2016 and December 31, 2015, respectively.	US$	52,363,883	US$	35,292,277
Deposit received from customers		23,557,397		20,012,087
Short term bank loans		25,133,254		23,367,207
Income tax payable		1,125,201		-
Accrued expenses		16,688,831		13,870,587
Capital lease obligations		855,714		3,519,949
Other current liabilities, including $177,603 and $0 payables to related party at September 30, 2016 and December 31, 2015, respectively		2,201,334		2,067,449
Total Current Liabilities		121,925,614		98,129,556
Total Liabilities		121,925,614		98,129,556

Equity
Preferred stock - no par value; 1,000,000 authorized; none issued and outstanding as of September 30, 2016 and December 31, 2015		-		-
Common stock - $0.002 par value; 50,000,000 authorized, 19,304,921 issued and outstanding as of September 30, 2016 and December 31, 2015		38,609		38,609
Additional paid-in capital		(28,582,654)		42,199,014
Reserves		14,541,184		13,207,972
Accumulated other comprehensive income		11,523,318		15,662,639
Retained earnings		138,629,990		129,055,099
Total SORL Auto Parts, Inc. Stockholders' Equity		136,150,447		200,163,333
Noncontrolling Interest In Subsidiaries		23,013,253		22,261,167
Total Equity		159,163,700		222,424,500
Total Liabilities and Equity	US$	281,089,314	US$	320,554,056

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Income and Comprehensive Income

For The Three and Nine Months Ended September 30, 2016 and 2015 (Unaudited)

	Three Months Ended September 30,				Nine Months Ended September 30,
	2016		2015		2016		2015

Net sales	US$	61,878,492	US$	50,323,832	US$	189,250,952	US$	161,796,676
Include: sales to related parties		1,785,443		2,171,824		8,334,394		4,241,472
Cost of sales		43,240,780		36,228,783		133,540,473		116,533,620
Gross profit		18,637,712		14,095,049		55,710,479		45,263,056

Expenses:
Selling and distribution expenses		7,949,947		4,813,129		20,637,464		15,250,216
General and administrative expenses		4,878,979		5,634,735		16,717,966		15,784,330
Research and development expenses		2,409,891		2,261,665		6,533,540		5,831,756
Total operating expenses		15,238,817		12,709,529		43,888,970		36,866,302

Other operating income		334,845		69,480		694,717		229,801

Income from operations		3,733,740		1,455,000		12,516,226		8,626,555

Interest income		33,979		162,770		1,047,667		683,561
Government grants		424,029		150,177		569,041		176,157
Other income		212,513		1,675,000		763,534		2,517,901
Interest expenses		(214,974)		(395,121)		(515,547)		(804,321)
Other expenses		(155,261)		(198,828)		(582,820)		(884,879)

Income before income taxes		4,034,026		2,848,998		13,798,101		10,314,974

Income taxes provision		435,534		427,905		1,677,987		2,220,327

Net income	US$	3,598,492	US$	2,421,093	US$	12,120,114	US$	8,094,647

Net income attributable to noncontrolling interest in subsidiaries		359,849		373,067		1,212,011		734,265

Net income attributable to common stockholders	US$	3,238,643	US$	2,048,026	US$	10,908,103	US$	7,360,382

Comprehensive income:

Net income	US$	3,598,492	US$	2,421,093	US$	12,120,114	US$	8,094,647
Foreign currency translation adjustments		(1,109,719)		(8,972,031)		(4,599,246)		(8,790,448)
Comprehensive income (loss)		2,488,773		(6,550,938)		7,520,868		(695,801)
Comprehensive income (loss) attributable to noncontrolling interest in subsidiaries		248,877		(524,189)		752,086		(160,294)
Comprehensive income (loss) attributable to common shareholders	US$	2,239,896	US$	(6,026,749)	US$	6,768,782	US$	(535,507)

Weighted average common share - basic		19,304,921		19,304,921		19,304,921		19,304,921

Weighted average common share - diluted		19,304,921		19,304,921		19,304,921		19,304,921

EPS - basic	US$	0.17	US$	0.11	US$	0.57	US$	0.38

EPS - diluted	US$	0.17	US$	0.11	US$	0.57	US$	0.38

SORL Auto Parts, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

For The Nine Months Ended on September 30, 2016 and 2015 (Unaudited)

	Nine Months Ended September 30,
	2016		2015

Cash Flows From Operating Activities
Net Income	US$	12,120,114	US$	8,094,647
Adjustments to reconcile net income to net cash
provided by operating activities:
Allowance for doubtful accounts		6,328,318		6,817,520
Depreciation and amortization		5,357,366		5,765,138
Deferred income tax		(1,253,285)		(1,838,158)
Gain on disposal of property and equipment		-		(44,486)
Changes in assets and liabilities:
Accounts receivable		(21,237,420)		(7,700,931)
Bank acceptance notes from customers		(22,588,093)		5,653,836
Other currents assets		(360,110)		(8,665)
Inventories		8,225,129		13,369,960
Prepayments		(5,240,758)		(536,193)
Prepaid capital lease interest		86,777		227,367
Accounts payable and bank acceptance notes to vendors		15,400,637		1,381,794
Income tax payable		1,153,011		434,069
Deposits received from customers		4,217,264		8,243,799
Other current liabilities and accrued expenses		1,086,934		(874,410)
Net Cash Flows Provided by Operating Activities		3,295,884		38,985,287

Cash Flows From Investing Activities
Change in short term investments		60,567,408		(54,985,353)
Acquisition of property, equipment, plant and land use right		(12,266,591)		(2,440,511)
Change in restricted cash		(4,193,003)		-
Proceeds of disposal of property and equipment		-		48,956
Change in security deposit on lease agreement		-		-
Advance to related party		(18,247,384)		-
Repayment of advance to related party		18,247,384		-
Net Cash Flows Provided by (Used in) Investing Activities		44,107,814		(57,376,908)

Cash Flows From Financing Activities
Proceeds from bank loans		39,309,937		32,886,768
Repayment of bank loans		(37,110,783)		(19,626,376)
Repayment of capital lease		(1,779,040)		(2,780,713)
Distribution to controlling shareholders in connection with plant and land use rights exchange with entity under common control		(70,781,668)		-
Net Cash Flows Provided by (Used in) Financing Activities		(70,361,554)		10,479,679

Effects on changes in foreign exchange rate		216,995		(354,822)

Net change in cash and cash equivalents		(22,740,861)		(8,266,764)

Cash and cash equivalents- beginning of the period		30,230,828		14,009,597

Cash and cash equivalents - end of the period	US$	7,489,967	US$	5,742,833

Supplemental Cash Flow Disclosures:
Interest paid	US$	575,349	US$	815,839
Income taxes paid	US$	2,340,720	US$	3,624,319

Non-cash Investing and Financing Transactions
Transfer of plant and land use right to entity under common control	US$	17,342,372	US$	-
Liabilities assumed in connection with the plant and land use right exchange	US$	5,351,196	US$	-